EXHIBIT 2.1

                        PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 16th day of June 2004, by and between the following:

     Sunil Nariani, an individual, (hereinafter, the "Seller"); and

     GK INTELLIGENT SYSTEMS, INC., a Delaware corporation (hereinafter
"GKIG").


                       W I T N E S S E T H


     WHEREAS, subject to the terms and conditions of this Agreement, GKIG and Seller desire for GKIG to purchase from Seller, and for Seller to sell to GKIG, all of the outstanding common stock of STELLAR SOFTWARE NETWORK, INC., a Texas corporation (the "Stellar Software Network Stock" and "Stellar Software Network " respectively); and

     WHEREAS, the Board of Directors of GKIG deems it desirable and in the best interests of GKIG and its stockholders that GKIG purchase the Stellar Software Network Stock in consideration of issuance by GKIG to Seller an aggregate of one hundred ninety-one thousand dollars ($191,000) of GKIG Common Stock (the "GKIG Shares"); and

     WHEREAS, Seller deems it desirable and in the best interests of Seller that Seller sell the Stellar Software Network Stock to GKIG; and

     WHEREAS, GKIG and Seller desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement; and

     WHEREAS, Seller and the Board of Directors of GKIG have approved and adopted this Agreement, subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:


                            SECTION 1

                           DEFINITIONS

     1.1 "Agreement", "Stellar Software Network", "Stellar Software Network Stock", "GKIG", "GKIG Shares", "Seller", respectively, shall have the meanings defined in the foregoing preamble and recitals to this Agreement.

     1.2 "Closing Date" shall mean 10:00 a.m., local time, July 30, 2004, at Houston, Texas, the date on which the parties hereto shall close the transactions contemplated herein; provided that the parties can change the Closing Date and place of Closing to such other time and place as the parties shall mutually agree, in writing. As of the Closing Date, all Exhibits to this Agreement shall be complete and attached to this Agreement.

     1.3   "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.4 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.5 "SEC Documents" shall have the meaning defined in Section 3.5 hereof.

     1.6   "Confidential information" shall have the meaning defined in
Section 11.1 hereof.


                            SECTION 2

AGREEMENT FOR PURCHASE AND SALE OF STELLAR SOFTWARE NETWORK STOCK

     2.1 Substantive Terms of the Purchase and Sale of Stellar Software Network Stock.

     Seller shall sell and deliver to GKIG one hundred percent (100%) of the issued and outstanding capital stock of Stellar Software Network in a form enabling GKIG, then and there, to become the record and beneficial owner of said common stock, consisting of one thousand (1,000) shares, which represent all of the issued and outstanding capital stock of Stellar Software Network.

     2.2   Consideration Paid by GKIG.

           (a) GKIG shall deliver to Seller the GKIG Shares, as follows: an aggregate of one hundred ninety-one thousand dollars ($191,000) of GKIG Common Stock in the name of Sunil Nariani. The exact number of shares to be issued shall be determined by taking $ 191,000 and dividing that sum by the average closing Bid price for the five day trading period immediately prior to close. The GKIG Shares shall be issued pursuant to an exemption from registration under the 1933 Act and from registration under any and all applicable state securities laws and the certificates representing the GKIG Shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulations of the 1933 Act and any appropriate legend required under applicable state securities laws.
       The GKIG Shares shall be subject to standard "piggy-back" registration rights and shall also be validly issued and outstanding, fully paid, and non-assessable.

           (b) It is the present intention of GKIG that, following the Closing Date, Stellar Software Network will operate as a wholly owned subsidiary ("Stellar-Sub") of GKIG.


                            SECTION 3

              REPRESENTATIONS AND WARRANTIES OF GKIG

     GKIG, in order to induce the Seller to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Seller, as follows:

     3.1 Organization and Qualification. GKIG is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with all requisite power and authority to own its property and to carry on its business as it is now being conducted. GKIG is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification, except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition or business of GKIG.

     3.2 Ownership of GKIG. GKIG is authorized to issue two classes of stock of up to 275,000,000 common shares, $0.001 par value per share, of which approximately 68,373,892 are currently issued and outstanding, and up to 10,000,000 preferred shares, $0.001 par value per share of which there are no shares outstanding.

     3.3 Authorization and Validity. GKIG has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement. The board of directors and stockholders of GKIG have taken all action required by law, its Articles of Incorporation and Bylaws, both as amended, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the satisfaction or waiver of the conditions precedent set forth in
Section 8 of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of Seller, this Agreement is a valid and binding agreement of GKIG.

     3.4 No Defaults. GKIG is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws, both as amended. GKIG is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of its is subject, if such default would have a material, adverse effect on the financial condition or business of GKIG. GKIG is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of GKIG. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of GKIG and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

     3.5 SEC Documents; Financial Statements. As of the Closing, GKIG has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents substantially complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of GKIG included in the SEC Documents substantially complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in substantial accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of GKIG as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of GKIG to the Seller which is not included in the SEC Documents, including, without limitation, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Neither the Company nor any of its officers, directors, employees or agents has provided the Seller with any material, non-public information.

     3.6 Absence of Certain Changes. Since the most recent filing by GKIG with the SEC, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of GKIG. GKIG has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does GKIG have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     3.7 Documents. The copies of all agreements and other instruments that have been delivered by GKIG to Seller are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

     3.8 Disclosure. The representations and warranties made by GKIG herein and in any schedule, statement, certificate, or document furnished or to be furnished by GKIG to Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.


                            SECTION 4

             REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller, in order to induce GKIG to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to GKIG as follows:

     4.1 Organization and Qualification. Stellar Software Network is a Texas corporation, duly organized, validly existing, and in good standing under the laws of the state of Texas with all requisite power and authority to own its property and assets and to carry on its business as it is now being conducted. Stellar Software Network is qualified as a foreign corporation and is in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of its business requires such qualification, except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition and business of Stellar Software Network.

     4.2 Ownership of Stellar Software Network Stock. Stellar Software Network is authorized to issue one class of stock, of up to ten million (10,000,000) shares of common stock, no par value per share. At the date hereof, of such authorized shares, one thousand (1,000) shares of common stock have been validly issued and are outstanding, fully paid, and non-assessable. All of the shares of common stock are owned of record and beneficially by the Seller, who has not granted any options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any issued equity securities of Stellar Software Network. There are no options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any unissued equity securities of Stellar Software Network by or on behalf of Stellar Software Network.

     4.3 Authorization and Validity. The Seller has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of GKIG, this Agreement is a valid and binding agreement of Seller.

     4.4   Stellar Software Network Financial Statements.

           (a) Stellar Software Network financial statements (as prepared by Seller as the management of Stellar Software Network) for the current fiscal year ending December 31, 2003 and any notes thereto, fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in shareholders' equity, and cash flows of Stellar Software Network, consistent with the past practices of Stellar Software Network (collectively, "Stellar Software Network Financial Statements").

           (b) Stellar Software Network Financial Statements are capable of being examined and reported upon with an unqualified opinion expressed by an independent public or certified public accountant and will comply with the requirements and standards set forth in Regulation S-X, as promulgated and adopted by the Securities and Exchange Commission.


     4.5 Conduct and Transactions of Stellar Software Network. Since inception, Stellar Software Network has conducted the operations of its business consistent with past practice and used its best efforts to maintain and preserve its properties, key employees, and relationships with customers and suppliers. Without limiting the foregoing, during such period Stellar Software Network did not:

           (a) Incur any liabilities except to maintain its facilities and assets in the ordinary course of its business;

           (b) Declare or pay any dividends on any shares of capital stock or make any other distribution of assets to the holders thereof;

           (c) Issue, reissue, or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue, or sell, any shares of capital stock or acquire or agree to acquire any shares of capital stock;

           (d) Amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

           (e) Pay or incur any obligation or liability, direct or contingent, except in the ordinary course of its business;

          (f) Incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise become responsible for obligations of any other party, or make loans or advances to any other party except in the ordinary course of its business;

          (g) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees, except as otherwise disclosed in Exhibit 4.5(g), hereto; or

          (h) Make any capital expenditures except in the ordinary course of its business.

     4.6 Compensation Due Employees. As of the Closing Date, Stellar Software Network will not have any outstanding liability for payment of wages, payroll taxes, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions, contributions under any employee benefit plans or other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing in respect of those services of employees of Stellar Software Network that have been performed prior to the Closing Date, except as specified on Exhibit 4.6 hereto. As of the Closing Date, Stellar Software Network will not have any unfunded, contingent or other liability under any defined benefits plan or any other retirement or retirement-type plan, whether such plan(s) are to continue or are thereupon terminated, except for the normal on-going obligations for future contributions under such plan(s) not related, generally or specifically, to the termination of such plan(s) or except as specified on Exhibit 4.6 hereto.

     4.7 Union Agreements and Employment Agreements. Stellar Software Network is not a party to any union agreement or any organized labor dispute. Stellar Software Network has no written or verbal employment agreements with any of its employees, except as listed in Exhibit 4.7 hereto.

     4.8 Contracts and Leases. Except as listed in Exhibit 4.8 hereto, Stellar Software Network is not a party to any written or oral leases, commitments, or any other agreements. On the Closing Date, Stellar Software Network has paid or performed in all material respects all obligations required to be paid or performed by any of them to such date and will not be in default under any document, contract, agreement, lease, or other commitment to which any of them is a party.

     4.9 Insurance. All insurance against losses or damages or other risks which are in force for the benefit of any of Stellar Software Network are set forth in Exhibit 4.9 hereto.

     4.10 Liabilities. Stellar Software Network has no liabilities, except as described in Exhibit 4.10 hereto, which liabilities are also set forth in relevant detail on Stellar Software Network Financial Statements.

     4.11 Proprietary Rights. Stellar Software Network owns or is duly licensed to use such trademarks and copyrights as are necessary to conduct its business as presently conducted. The conduct of business by Stellar Software Network does not, to the best knowledge of Seller, infringe upon the trademarks or copyrights of any third party.

     4.12  Internal Controls.  Since inception,

           (a) There have been no transactions except in accordance with the general or specific authorization of management of Stellar Software Network;

           (b) Stellar Software Network has devised and maintained systems of internal accounting controls and procedures (the "Internal Controls") that were designed with the objective of providing reasonable assurance that (1) Stellar Software Network transactions were properly authorized;
      (2) Stellar Software Network assets were safeguarded against unauthorized or improper use; and (3) Stellar Software Network transactions were properly recorded and reported, all (i) to permit the preparation of Stellar Software Network financial statements in conformity with generally accepted accounting principles and (ii) to maintain accountability for assets and expenses.

           (c) Stellar Software Network's chief executive officer has evaluated Stellar Software Network Internal Controls, which evaluation included a review of the controls' objectives and design and the controls' implementation by Stellar Software Network and its management. In the course of the Internal Controls' evaluation, Stellar Software Network management sought to identify data errors, controls problems, or acts of fraud and to confirm that appropriate corrective action, including process improvements, were being undertaken. The Internal Controls were also evaluated on an ongoing basis by other personnel in Stellar Software Network organization. Among other matters, Stellar Software Network has sought to determine whether there were any "significant deficiencies" or "material weaknesses" in the Internal Controls, or whether Stellar Software Network had identified any acts of fraud involving personnel who had a significant role in the Internal Controls. For purposes of this subsection, "significant deficiencies" means "reportable conditions" (control issues that could have a significant adverse effect on the ability to record, process, summarize and report financial data in the financial statements) and "material weakness" means a particularly serious reportable condition where the Internal Controls do not reduce to a relatively low level the risk that misstatements caused by error or fraud may occur in amounts that would be material in relation to Stellar Software Network Financial Statements and not be detected within a timely period by employees in the normal course of performing their assigned functions. Stellar Software Network as also sought to deal with other Internal Controls matters in the evaluation thereof, and, in each case if a problem were identified, Stellar Software Network considered what revision, improvement and/or correction to make in accord with its on-going procedures.

     4.13 Contracts and Agreements. Stellar Software Network is not a party to any material contracts or agreements in respect of the operation of its business, except as listed in Exhibit 4.13 hereto.

     4.14 Minute Books. The minute books of Stellar Software Network contains true, complete, and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors, and true and accurate copies thereof have been delivered to counsel for GKIG prior to the Closing Date. The signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

     4.15 Litigation. Except as set forth in Exhibit 4.15, there are no actions, suits, proceedings, orders, investigations, or claims (whether or not purportedly on behalf of Stellar Software Network) pending against or affecting Stellar Software Network at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending or threatened in writing during the 12-month period preceding the date hereof, which, if adversely determined, would materially and adversely affect the financial condition of Stellar Software Network which seeks to prohibit, restrict, or delay the consummation of the stock sale contemplated hereby. Stellar Software Network is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

     4.16 Taxes. At the Closing Date, all tax returns required to be filed with respect to the operations or assets of Stellar Software Network prior to Closing Date have been correctly prepared in all material respects and timely filed, and all taxes required to be paid in respect of the periods covered by such returns have been paid in full or adequate reserves have been established for the payment of such taxes. Except as set forth in Exhibit 4.16, as of the Closing Date, Stellar Software Network has not requested any extension of time within which to file any tax returns, and all known deficiencies for any tax, assessment, or governmental charge or duty shall have been paid in full or adequate reserves have been established for the payment of such taxes. Stellar Software Network tax returns are true and complete in all material respects. No audits by federal or state authorities are currently pending or threatened.

     4.17 No Defaults. Stellar Software Network is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Stellar Software Network is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of its assets are subject, if such default would have a material, adverse effect on the financial condition or business of Stellar Software Network. Stellar Software Network is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of Stellar Software Network. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of Stellar Software Network and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

     4.18 Documents. The copies of all agreements and other instruments that have been delivered by Seller to GKIG are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

     4.19 Disclosure. The representations and warranties made by Seller herein and in any schedule, statement, certificate, or document furnished or to be furnished by Stellar Software Network and/or either of Seller to GKIG pursuant to the provisions hereof or in connection with the transactions contemplated hereby taken as a whole do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.


                            SECTION 5

                   INVESTIGATION; PRESS RELEASE

     5.1  Investigation.

          (a) GKIG acknowledges that it has made an investigation of Stellar Software Network to confirm, among other things, the assets, liabilities, and status of business of Stellar Software Network and the cash position, accounts receivable, liabilities, and mortgages in process. In the event of termination of this Agreement, GKIG will deliver to Seller all documents, work papers, and other materials and all copies thereof obtained by GKIG, or on its behalf, from Stellar Software Network or Seller, whether obtained before or after the execution hereof, will not use, directly or indirectly, any confidential information obtained from Stellar Software Network or Seller hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to Stellar Software Network or Seller except to the extent the same is publicly disclosed by Stellar Software Network or Seller.

          (b) Seller acknowledges that he has made an investigation of GKIG, which has included, among other things, the opportunity of discussions with executive officers of GKIG, and its accountants, investment bankers, and counsel. In the event of termination of this Agreement, Seller will deliver to GKIG all documents, work papers, and other materials and all copies thereof obtained by either of them, or on behalf of either of them, from GKIG, whether obtained before or after the execution hereof and will not use, directly or indirectly, any confidential information obtained from GKIG hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to GKIG, except to the extent the same is publicly disclosed by GKIG.

          (c) Except in the event that any party hereto discovers in the course of its respective investigation any breach of a representation or warranty by the other party hereto and does not disclose it to such other party prior to the Closing Date, no investigation pursuant to this
      Section 5.1 shall affect or be deemed to modify any representation or warranty made by any party hereto.

     5.2 Press Release. GKIG and Seller shall agree with each other as to the form and substance of any press releases and the filing of any documents with any federal or state agency related to this Agreement and the transactions contemplated hereby and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure that its counsel deems necessary.


                            SECTION 6

                            BROKERAGE

     6.1 Brokers and Finders. Except for Stanton, Walker & Company, neither GKIG nor Seller, or any of their respective officers, directors, employees, or agents, has employed any broker, finder, or financial advisor or incurred any liability for any fee or commissions in connection with initiating the transactions contemplated herein. Stanton, Walker & Company has been engaged by GKIG and GKIG is solely liable for any fee or commission earned by Stanton, Walker & Company. Each party hereto agrees to indemnify and hold the other party harmless against or in respect of any other commissions, finder's fees, or brokerage fees incurred or alleged to have been incurred with respect to initiating the transactions contemplated herein as a result of any action of the indemnifying party.


                            SECTION 7

               CLOSING AGREEMENTS AND POST-CLOSING

     7.1 Closing Agreements. On the Closing Date, the following activities shall occur, the following agreements shall be executed and delivered, and the respective parties thereto shall have performed all acts that are required by the terms of such activities and agreements to have been performed simultaneously with the execution and delivery thereof as of the Closing Date:

          (a) Seller shall have executed and delivered documents to GKIG sufficient then and there to transfer record and beneficial ownership to GKIG of the Stellar Software Network Stock, consisting of an aggregate of one thousand (1,000) shares of common stock of Stellar Software Network. Such shares, shall be validly issued, the total shares outstanding, not pledged, totally unencumbered, fully paid, and non-assessable.

          (b) GKIG shall have delivered to Seller the GKIG Shares in the name of Sunil Nariani as follows: an aggregate of one hundred ninety-one thousand dollars ($191,000) of GKIG Common Stock. The exact number of shares to be issued shall be determined by taking $ 191,000 and dividing that sum by the average closing Bid price for the five day trading period immediately prior to close.

          (c) Seller shall have mutually executed an Employment Agreement with Stellar-Sub whereby Seller will have agreed to continue to act as the President of Stellar-Sub for a twelve month period of time and thereafter by mutual agreement for additional twelve month periods of time and to not compete with GKIG or any of its subsidiaries or affiliates for a period of thirty-six months from the Close.

          (d) Seller, shall have mutually executed a one-year Consulting Agreement with GKIG under which Seller will provide advice and counsel to the Buyer pertaining to the temporary staffing industry as well as providing assistance in the identification and ultimate purchase of other temporary staffing organizations.


                            SECTION 8

       CONDITIONS PRECEDENT TO GKIG'S OBLIGATIONS TO CLOSE

     The obligations of GKIG to consummate this Agreement are subject to satisfaction on or prior to the Closing Date of the following conditions:

     8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have performed in all material respects all of his obligations hereunder theretofore to be performed.

     8.2 Audited Financial Statements. Seller shall deliver financial statements developed under GAAP for a period agreeable to GKIG and by an auditing firm which shall be found acceptable by GKIG. The cost to develop these audited statements shall be borne by the respective parties to this transaction as follows: If this contemplated transaction Closes then both parties shall be responsible for half the cost (up to a maximum of $ 7,500 for the Seller) with the Seller able to pay his half of the cost by reducing the number of shares of GKIG stock being issued to him at Close so that the reduction in value of stock received is equal to his half of the audit cost. If either party causes the transaction to not close then the party responsible shall pay the entire audit cost (up to a maximum of $ 7,500 for the Seller).

     8.3 Other. The joint conditions precedent in Section 10 hereof shall have been satisfied and all documents required for Closing shall be acceptable to Counsel for GKIG.


                            SECTION 9

       CONDITIONS PRECEDENT TO SELLER' OBLIGATIONS TO CLOSE

     The obligation of Seller to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

     9.1 Representations and Warranties. The representations and warranties of GKIG contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and GKIG shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

     9.2 Other. The joint conditions precedent in Section 10 hereof shall have been satisfied.


                            SECTION 10

                    JOINT CONDITIONS PRECEDENT

     The obligations of GKIG and Seller to consummate this Agreement shall be subject to satisfaction or waiver in writing by all parties of each and all of the following additional conditions precedent at or prior to the Closing Date:

     10.1  Other Agreements.  All of the agreements contemplated by Section
7.1 of this Agreement shall have been executed and delivered, and all acts required to be performed thereunder as of the Closing Date shall have been duly performed, including, without limitation, completion of all exhibits to this Agreement.

     10.2 Absence of Litigation. At the Closing Date, there shall be no action, suit, or proceeding pending or threatened against any of the parties hereto by any person, governmental agency, or subdivision thereof, nor shall there be pending or threatened any action in any court or administrative tribunal, which would have the effect of inhibiting the consummation of the transactions contemplated herein.


                            SECTION 11

                         CONFIDENTIALITY

     11.1 GKIG acknowledges that its principals have, and will, acquire information and materials from Seller and/or Stellar Software Network and knowledge about the technology, business, products, strategies, customers, clients and suppliers of Stellar Software Network and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of Stellar Software Network (collectively, such acquired information, materials, and knowledge are the "Confidential Information"). GKIG, itself, and behalf of its principals, covenants to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information.

     11.2 The Confidential Information disclosed by the Seller and/or Stellar Software Network to GKIG shall remain the property of the disclosing party.

     11.3 GKIG, and its principals, shall maintain in secrecy all Confidential Information disclosed to them by Seller and/or Stellar Software Network using not less than reasonable care. GKIG, and its principals, shall not use or disclose in any manner to any third party any Confidential Information without the express written consent of the Seller unless or until the Confidential Information is:

           (a)  publicly available or otherwise in the public domain; or

           (b)  rightfully obtained by any third party without restriction; or

           (c) disclosed by Seller and/or Stellar Software Network without restriction pursuant to judicial action, or government regulations or other requirements.

     11.4 The obligations of GKIG under Sections 11.1, 11.2, and 11.3 of this Agreement shall expire upon the sooner of the Closing or one year from the date hereof as to Confidential Information consisting of commercial and financial information and two years from the date hereof as to Confidential Information consisting of technical information. For this purpose, technical information shall include without limitation all developments, inventions, innovations, designs, discoveries, trade secrets and know-how, whether or not patentable or copyrightable.


                            SECTION 12

                      TERMINATION AND WAIVER

     12.1 Termination. This Agreement may be terminated and abandoned on the Closing Date by:

          (a)  the mutual consent in writing of the parties hereto;

          (b) GKIG, if the conditions precedent in Sections 8 and 10 of this Agreement have not been satisfied or waived by the Closing Date; and

          (c) Seller, if the conditions precedent in Sections 9 and 10 of this Agreement have not been satisfied or waived by the Closing Date.

If this Agreement is terminated pursuant to Section 12.1, the parties hereto shall not have any further obligations under this Agreement, and each party shall bear all costs and expenses incurred by it.


                            SECTION 13

           NATURE AND SURVIVAL OF REPRESENTATIONS, ETC.

     13.1 All statements contained in any certificate or other instrument delivered by or on behalf of GKIG or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by GKIG or Seller in this Agreement or pursuant hereto shall survive the Closing Date hereunder until the expiration of the 12th month following the Closing Date.


                            SECTION 14

                          MISCELLANEOUS

     14.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

          to Seller:          Sunil Nariani
                              3601 Estacado Lane
                              Plano, TX 75025

          to GKIG:            GK Intelligent Systems, Inc.
                              Attn: Gary Kimmons
                              2602 Yorktown Place
                              Houston, TX 77056

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     14.2 Time of the Essence. Time shall be of the essence of this Agreement.

     14.3 Costs. Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     14.4 Cancellation of Agreement. In the event that this Agreement is canceled by mutual agreement of the parties or by failures of any of the conditions precedent set forth in Paragraphs 8, 9, and 10, neither Seller nor GKIG shall be entitled to any damages, fees, costs, or other consideration.

     14.5 Entire Agreement and Amendment. This Agreement and documents delivered at the Closing Date hereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted. The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

     14.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

     14.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

     14.8 Attorneys' Fees and Costs. In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

     14.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

     14.10 Access to Counsel. Each party hereto acknowledges that each has had access to legal counsel of her or its own choice and has obtained such advice therefrom, if any, as such party has deemed necessary and sufficient prior to the execution hereof. Each party hereto acknowledges that the drafting of this Agreement has been a joint effort and any ambiguities or interpretative issues that may arise from and after the execution hereof shall not be decided in favor or, or against, any party hereto because the language reflecting any such ambiguities or issues may have been drafted by any specific party or her or its counsel.

     14.11 Captions. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.


                     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GK INTELLIGENT SYSTEMS, INC.



By: /s/ Gary Kimmons
    --------------------------
     Gary Kimmons
     President & CEO


SELLER



    /s/ Sunil Nariani
    --------------------------
    SUNIL NARIANI